Exhibit 99.1

ONE LIBERTY PROPERTIES, INC. REPORTS FIRST QUARTER 2013 RESULTS

●	Rental Income Increased 12.5% Over 2012 First Quarter

●	FFO Increased 13.8% over 2012 First Quarter

GREAT NECK, New York, May 8, 2013 — One Liberty Properties, Inc. (NYSE: OLP), an owner of a geographically diversified portfolio of retail, industrial, health and fitness, office, flex and other properties primarily under long term net leases in the United States, today announced operating results for the  quarter ended March 31, 2013.

Patrick J. Callan, Jr., President and Chief Executive Officer of One Liberty stated, “One Liberty began 2013 by executing and achieving progress towards the goal of selective and accretive growth.  With overall double digit percentage increases from the first quarter of 2012 in rental income, income from continuing operations and funds from operations, we continue to protect and increase stockholder value while prudently pursuing growth opportunities.”

Operating Results:

Rental income for the first quarter of 2013 increased $1.34 million, or 12.5%, to $12.1 million from $10.76 million for the first quarter of 2012.  The increase is due substantially to the twelve properties acquired since February 2012.

Total operating expenses for the first quarter of 2013 increased to $5.67 million from $4.98 million for the first quarter in the prior year.  Approximately $586,000 of the increase is due to increased depreciation, real estate and real estate acquisition expense resulting primarily from properties acquired in 2012 or 2013 and the balance is due to increased general and administrative expense.

Net income attributable to One Liberty in the first quarter of 2013 was $3.45 million or $0.22 per diluted share compared to $3.22 million or $0.21 per diluted share in the first quarter of 2012.  Included in the 2012 results are $264,000 or $.01 per share of income from discontinued operations.

For the quarter ended March 31, 2013, the Company reported Funds from Operations (“FFO”) of $6.34 million, a 13.8% increase from the $5.57 million reported in the first quarter of 2012.  FFO was $0.42 per diluted share in the first quarter of 2013 compared to $0.38 per diluted share in the corresponding period of the prior year. A reconciliation of FFO to net income as presented in accordance with GAAP is provided with the financial information included later in this release.

The per share net income and FFO results for the three months ended March 31, 2013 were impacted by the increase in the weighted average number of shares outstanding which increased due to share issuances under One Liberty’s equity incentive, dividend reinvestment and at the market equity offering programs.

Balance Sheet:

The Company, at March 31, 2013, had $16.4 million of cash and cash equivalents, total assets of $486.5 million, total debt of $229.9 million (including $3.5 million outstanding on its $75 million credit facility) and total equity of $238.4 million.

Subsequent Events:

After the end of the current quarter, the Company completed the sale of its 90% interest in a joint venture involved in the redevelopment of a property in Plano, Texas for $13.5 million with an estimated gain of $1.9 million.

Non-GAAP Financial Measures:

One Liberty believes that Funds from Operations (“FFO”) is a widely recognized and appropriate measure of the performance of an equity REIT. One Liberty presents FFO because it considers FFO to be an important supplemental measure of its operating performance and is frequently used by securities analysts, investors and other interested parties in the evaluation of equity REITs.  FFO is intended to exclude generally accepted accounting principles (“GAAP”) historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. As a result, FFO provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities, interest costs and other matters without the inclusion of depreciation and amortization, providing perspective that may not necessarily be apparent from net income.

One Liberty has determined FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”). FFO is defined by NAREIT as net income (or loss) computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus real estate depreciation and amortization, plus impairment write-downs of depreciable real estate after adjustments for unconsolidated partnerships and joint ventures.  FFO does not represent cash generated from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs. FFO should not be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity.

Forward Looking Statement:

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. We intend such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and in particular “Item 1A. Risk Factors” included therein. You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

Additional Information:

Interested parties are encouraged to review One Liberty’s Form 10-Q to be filed with the Securities and Exchange Commission for the quarter ended March 31, 2013 for further details.  The Form 10-Q can also be linked through the “Investor Relations” section of One Liberty’s website.  For additional information on the Company’s operations, activities and properties, please visit One Liberty’s website at www.1liberty.com.

Contact:
One Liberty Properties
Investor Relations
Phone: (516) 466-3100
www.onelibertyproperties.com

ONE LIBERTY PROPERTIES, INC.   (NYSE:  OLP)
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended
	March 31,
	2013	2012
Revenues:
Rental income, net - Note 1	$12,102	$10,758

Operating expenses:
Depreciation and amortization	2,670	2,343
General and administrative	1,960	1,841
State tax expense	42	49
Real estate acquisition costs	151	43
Real estate expenses	773	622
Leasehold rent	77	77
Total operating expenses	5,673	4,975

Operating income	6,429	5,783

Other income and expenses:
Equity in earnings of unconsolidated joint ventures	334	214
Other income	69	14
Interest:
Expense	(3,170)	(3,184)
Amortization of deferred financing costs	(213)	(184)
Gain on sale of real estate	-	319

Income from continuing operations	3,449	2,962

Income from discontinued operations - Note 2	-	264

Net income	3,449	3,226
Plus net loss (income) attributable to non-controlling interests	1	(3)

Net income attributable to One Liberty Properties, Inc.	$3,450	$3,223

Per common share attributable to common stockholders- diluted:
Income from continuing operations	$0.22	$0.20
Income from discontinued operations	-	0.01
	$0.22	$0.21

Funds from operations - Note 3	$6,344	$5,569

Funds from operations per common share-diluted - Note 4	$0.42	$0.38

Weighted average number of common and unvested restricted shares outstanding:
Basic	15,157	14,711
Diluted	15,257	14,811

Note 1 - Rental income includes straight line rent accruals and amortization of lease intangibles of $243 and $406 for the three months ended March 31, 2013 and 2012, respectively.

Note 2 - Income from discontinued operations includes straight line rent accruals and amortization of lease intangibles of $0 and $(13) for the three months ended March 31, 2013 and 2012, respectively.

ONE LIBERTY PROPERTIES, INC.   (NYSE:  OLP)
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended
	March 31,
	2013	2012
Note 3
Funds from operations is summarized in the following table:
Net income attributable to One Liberty Properties, Inc.	$3,450	$3,223
Add: depreciation of properties	2,638	2,435
Add: our share of depreciation in unconsolidated joint ventures	216	196
Add: amortization of capitalized leasing expenses	32	19
Add: our share of amortization of capitalized leasing expenses in unconsolidated joint ventures	8	15
Deduct: net gain on sales of real estate	-	(319)
Funds from operations	$6,344	$5,569

Note 4
Funds from operations per common share is summarized in the following table:
Net income attributable to One Liberty Properties, Inc.	$0.22	$0.21
Earnings allocated to unvested restricted stock	0.01	0.01
Add: depreciation of properties	0.17	0.17
Add: our share of depreciation in unconsolidated joint ventures	0.02	0.01
Add: amortization of capitalized leasing expenses	-	-
Add: our share of amortization of capitalized leasing expenses in unconsolidated joint ventures	-	-
Deduct: net gain on sales of real estate	-	(0.02)
Funds from operations per common share-diluted	$0.42	$0.38

ONE LIBERTY PROPERTIES, INC.
CONDENSED BALANCE SHEETS
(Amounts in Thousands)

	March 31,	December 31,
ASSETS	2013	2012
Real estate investments, net	$414,699	$410,525
Investment in unconsolidated joint ventures	19,399	19,485
Cash and cash equivalents	16,385	14,577
Unbilled rent receivable	12,850	12,629
Unamortized intangible lease assets	15,484	16,491
Other assets	7,695	7,459
Total assets	$486,512	$481,166

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable	$226,402	$225,971
Line of credit - outstanding	3,500	-
Unamortized intangible lease liabilities	6,027	5,300
Other liabilities	12,136	11,836
Total liabilities	248,065	243,107

Total One Liberty Properties, Inc. stockholders' equity	237,046	237,128
Non-controlling interests in joint ventures	1,401	931
Total equity	238,447	238,059
Total liabilities and equity	$486,512	$481,166